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                                                                  EXHIBIT 99
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[ZOLTEK logo]


FOR IMMEDIATE RELEASE                              NASDAQ NMS SYMBOL:  "ZOLT"
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                       MCDONNELL TO LEAVE ZOLTEK BOARD
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         ST. LOUIS, MISSOURI -- JULY 27, 2006 -- Zoltek Companies, Inc.
today announced that John F. McDonnell will resign from Zoltek's board of directors, effective August 1st. Mr. McDonnell, who cited personal reasons for his resignation, has served on Zoltek's board since 1999.
         "We are grateful to John McDonnell for his wise guidance, his timely financial investment and steadfast support of Zoltek over the past seven years," said Zsolt Rumy, Zoltek's Chairman and Chief Executive
Officer. "Shortly after John joined the board Zoltek's hopes turned sour and its strategy was questioned as the carbon fiber market collapsed, creating huge problems for us. Even when our future was in jeopardy, John was a real champion for Zoltek and the view that this Company should persevere in its strategic mission to lead the commercialization of carbon fibers as a significant 21st century product in the world of building materials."
         In his letter of resignation to Rumy, Mr. McDonnell wrote: "Now that the market has finally endorsed your vision and strategy, you are on the verge of your long-time objective of creating a business that will have large, lasting impact on the future of our economy. You have my best wishes for success as you complete your business journey."

                      FOR FURTHER INFORMATION CONTACT:

                               ZSOLT RUMY, CEO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.